Exhibit 10.44

February 15, 2005

Mr. Melvyn J. Powers
Commerce Park Realty LLC
Commerce Park
7 Finance Drive
Danbury, CT 06810

RE:	Lease Agreement by and between Commerce Park Realty LLC and Power Designs, Inc., as assigned to Technipower LLC

Dear Mr. Powers:

Pursuant to section 3.2 of the above-captioned document, notice is hereby given that Tenant is exercising its option to renew its Lease on the premises located at 14 Commerce Drive, Danbury, Connecticut for an additional 5 year term, commencing on July 15, 2007 and terminating on July 14, 2012. Section 1.6 of the above-captioned document is hereby amended to read as follows:

Renewal Rate. Base Rent during the Renewal Term shall be as follows:
7/15/2007 - 7/14/2012; Annual Rent $97,500.00; Monthly Rent $8,125.00

As inducement for the Tenant to exercise its option fourteen months prior to the exercise date specified in Section 3.2 of the above-captioned document, Landlord shall at its own cost and expense, perform the following improvements to the demised premises by the completion dates noted below:

1.	Refurbish restrooms (new tile, paint, partitions, cabinets, mirrors and fixtures)
2.	Refurbish kitchen (new flooring, sink, pump and cabinet)
3.	Add suspended ceiling in manufacturing area inclusive of ventilation and lighting per exhibit A and additional lighting for top floor of mezzanine due to addition of suspended ceiling.
4.	Replace and or seal windows
5.	Paint manufacturing area
6.	Add front and side door awning
7.	Replace front door
8.	Trim and add additional shrubbery to front of building
9.	Remove large pine tree at left corner of building

Items 1 through 8 are to be completed no later than March 31, 2005 and item 9 is to be completed no later than August 31, 2005.

Please acknowledge your agreement and acceptance of the terms of this letter by signing where indicated below and returning an original for my files.

Very Truly Yours,

/s/ Anthony F. Intino II
Anthony F. Intino II
President
Technipower LLC

Acknowledged and Agreed

/s/ Melvyn J. Powers
Melvyn J. Powers
Commerce Park Realty LLC
Date:

AMENDMENT TO AGREEMENT OF LEASE

AGREEMENT made as of the 23rd day of February, 2005, by and between COMMERCE PARK REALTY, LLC, a Connecticut limited liability company having an address at 7 Finance Drive, Danbury, Connecticut 06810 (“Lessor”) and POWER DESIGNS, INC., a Delaware corporation, having an address at 14 Commerce Drive, Danbury, Connecticut 06810 (“Lessee”).

RECITALS

A. Lessee has leased certain premises located at 14 Commerce Drive, Danbury, Connecticut (the “Leased Premises”), pursuant to a lease dated February 26, 2002 between Melvyn J. Powers and Mary P. Powers, as original lessor, and Lessee, as lessee (the “Lease”).

B. Lessee has requested that Lessor agree to extend the Initial Term of the Lease to July 14, 2012, and extend the Renewal Term to July 14, 2017.

C. To memorialize said extensions, Lessor requires that the Lessee enter into this Agreement.

D. In consideration of the foregoing, and for One Dollar ($1.00) and other valuable consideration received by each to their satisfaction, Lessor and Lessee hereby agree as follows:

AGREEMENT

1. Lessor and Lessee hereby agree that the Initial Term of the Lease shall end on July 14, 2012. All references in the Lease and herein to the “Initial Term” shall be deemed to mean the period ending on July 14, 2012.

2. Lessee agrees that the current annual rent of Ninety-Seven Thousand Five Hundred and 00/100 Dollars ($97,500.00), which is payable in advance in equal monthly installments of Eight Thousand One Hundred Twenty-Five and 00/100 Dollars ($8,125.00), shall continue to be payable on the first day of each calendar month for the remainder of the Initial Term, as the Initial Term has been extended hereby.

3. Notwithstanding anything contained in the Lease to the contrary, the Renewal Term shall commence on July 15, 2012 and terminate on July 14, 2017. The Base Rent payable during the Renewal Term shall be as follows:

From/To	Annual	Monthly
7/15/2012 - 7/14/2013	$117,000.00	$9,750.00
7/15/2013 - 7/14/2014	$118,500.00	$9,875.00
7/15/2014 - 7/14/2015	$120,000.00	$10,000.00
7/15/2015 - 7/14/2016	$120,744.00	$10,062.00
7/15/2016 - 7/14/2017	$120,744.00	$10,062.00

4. Except as specifically modified hereby, all of the terms and conditions of the Lease remain in full force and effect.

5. This Agreement shall be binding upon, and inure to the benefit of, Lessor and Lessee and their respective heirs, successors and assigns.

6. This Agreement shall be construed in accordance with the laws of the State of Connecticut.

7. This Agreement may not be changed or modified, in whole or in part, except by written instrument executed by the party against whom enforcement of such change or modification is sought.

8. All capitalized terms used, but not defined herein, shall have the definitions attributed thereto in the Lease.

[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Agreement as of the day and date first above written.

LESSOR: COMMERCE PARK REALTY, LLC By: Commerce Park Management Company Its Manager Title : By: /s/ Melvyn J. Powers Melvyn J. Powers Its President
LESSEE: POWER DESIGNS, INC. By /s/ Anthony F. Intino II Name: Anthony F. Intino II Its: President

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the ___ day of February, 2002 by and between COMMERCE PARK REALTY, LLC, a Connecticut limited liability company (“Landlord”) and POWER DESIGNS, INC., a Delaware corporation (“Tenant”);

1.	LEASE SUMMARY

1.1 Premises. As further described in Exhibit A, the premises leased by Tenant (the “Premises”) consist of approximately 15,000 square feet in a building (hereinafter referred to as the “Building”) on a parcel of land (the “Land”) known as 14 Commerce Drive, Danbury, Connecticut 06810.

1.2 Initial Term.

a. Commencement Date: July 15, 2002

b. Termination Date: July 14, 2007

1.3 Renewal Term.

a. Commencement Date: July 15, 2007

b. Termination Date: July 14, 2012

1.4 Base Rent. $97,500.00 per year from the Commencement Date through July 14, 2007.

1.5 Monthly Payments. $8,125.00 from the Commencement Date through July 14, 2007.

1.6 Renewal Rate. Base Rent during the Renewal Term shall be as follows:

From/To	Annual	Monthly
7/15/2007 - 7/14/2008	$105,000.00	$8,750.00
7/15/2008 - 7/14/2009	$106,500.00	$8,875.00
7/15/2009 - 7/14/2010	$108,000.00	$9,000.00
7/15/2010 - 7/14/2011	$108,750.00	$9,062.00
7/15/2011 - 7/14/2012	$108,750.00	$9,062.00

1.7 Security Deposit. Tenant’s security deposit is $24,375.00.

1.8 Tenant’s Pro Rata Share. Tenant’s Pro-Rata Share is 50%.

2.	PREMISES

In consideration of the rents and covenants hereof, Landlord hereby leases to Tenant upon and subject to the terms and conditions of this Lease, and Tenant hereby takes from Landlord, the Premises as set forth in Exhibit A attached hereto in accordance with and during the term of this Lease, said Premises to be in their current “AS IS”, “WHERE IS” condition. Landlord makes no representations or warranties of any kind or nature with respect to the Premises, its condition, its compliance with applicable law or its suitability for Tenant’s proposed use. Tenant represents and warrants that it has examined and familiarized itself with the Premises and its condition and Tenant has found same satisfactory. Notwithstanding the foregoing, Landlord agrees that it will complete the work described on the Work Letter attached hereto as Exhibit B at its own cost and expense prior to the Commencement Date (defined below).

3.	TERM

3.1 Initial Term. The initial term (the “Initial Term”) of this Lease commences on July 15, 2002 (the “Commencement Date”) and will end on July 14, 2007 (unless extended in accordance with Section 3.2) or such earlier date pursuant to any of the provisions of this Lease or pursuant to law (the “Termination Date”).

3.2 Renewals. Provided that Tenant is not in default of any of the terms of this Lease, Landlord covenants and agrees with Tenant that Landlord shall, at Tenant’s option, lease the Premises to Tenant at the expiration of the Initial Term for one (1) additional term of five (5) years (the “Renewal Term”), under the same terms and provisions, except the Base Rent shall be increased pursuant to the provisions of Section 1.6 of this Lease. Tenant shall exercise its renewal option by giving notice in writing to Landlord at least nine (9) months prior to the end of the Initial Term, time being of the essence. If Tenant fails to give such notice, then this Lease shall automatically terminate at the end of the Initial Term.

4.	RENT

4.1 Base Rent. During the Initial Term, Tenant agrees to pay Landlord at the address provided in Section 29 or at such other place or to such other person as Landlord may designate, as annual base rent for the Premises the sums specified in Section 1.4 above (the “Base Rent”) payable in advance on the first day of each month in equal installments as specified in Section 1.5 above. Upon early possession by Tenant or at the commencement, termination or expiration of the Initial and/or the Renewal Term, the rental payment for any fractional month will be prorated. During the Renewal Term, Base Rent in the amount specified in Section 1.6 above shall be payable in advance on the first day of each month in equal installments as specified in Section 1.6 above. Upon execution of this Lease, Tenant shall pay Landlord one-half of the Security Deposit. The first month’s rent and the remainder of the Security Deposit shall be paid to Landlord on or before July 15, 2002.

4.2 Additional Rent. All amounts other than Base Rent which Tenant is required to pay pursuant to this Lease, including any payments to third parties, together with interest, costs, fines and penalties which may be added for nonpayment or late payment by Tenant, shall constitute additional rent (“Additional Rent”). Base Rent and Additional Rent shall sometimes be collectively referred to as “Rent”.

4.3 Net Lease. This Lease is a “net lease”, it being understood that Landlord shall receive Rent and all other sums payable under this Lease to or on behalf of Landlord free and clear of any and all impositions, taxes, real estate taxes, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises. Rent shall be paid without notice or demand, and without set-off, counterclaims, abatement, suspension, deduction or defense, except as specifically provided otherwise in this Lease.

5.	OPERATING EXPENSES

5.1 Operating Expenses. Tenant shall reimburse Landlord, as Additional Rent, in the manner and at the times provided below, Tenant’s Pro-Rata Share of all Operating Expenses. “Operating Expenses” shall mean the sum of: (i) all expenses actually incurred or charged by Landlord in connection with the cost of snow removal and lawn maintenance and (ii) insurance maintained by Landlord pursuant to Section 16.2 below.

5.2 Payment.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Pro-Rata Share of Operating Expenses within fifteen (15) days after receipt of a written statement (“Landlord’s Operating Statement”), setting forth the amount due to Landlord under the provisions of Section 5.

B. Landlord’s Operating Statement shall be conclusive and binding upon Tenant unless within thirty (30) days after receipt of Landlord’s Operating Statement, Tenant shall notify Landlord that it disputes the correctness of the statement, specifying the respect in which the statement is claimed to be incorrect. If the dispute shall be determined in Tenant’s favor, the amount of Tenant’s overpayment of Additional Rent resulting from compliance with Landlord’s Operating Statement shall be credited by Landlord against the next succeeding payment of Additional Rent payable by Tenant pursuant to Section 5. Landlord and Tenant shall each be responsible for their own costs and expenses incurred in such dispute.

C. Landlord agrees to maintain books and records reflecting Operating Expenses, which books and records may be examined by Tenant, its authorized agents or accountants, after notice and during regular business hours, for the purpose of verifying the information contained in Landlord’s Operating Statement.

6.	TAXES

6.1 Payment of Taxes. Upon presentation of appropriate invoices therefor by Landlord, Tenant shall pay directly to the taxing authority, not later than ten (10) business days after receipt of such invoices, Tenant’s Pro-Rata Share of any and all taxes or assessments of any kind (other than income taxes upon the Landlord’s general revenues) now or hereafter imposed with respect to the Premises by any governmental authority, or any other charges for which Landlord is responsible by reason of the possession, operation, or use of the Premises by Tenant (hereinafter collectively referred to as “Taxes”).

6.2 Deposits. If Tenant defaults in the payment of any such Taxes, Tenant, at the request of Landlord, shall deposit with Landlord, on the first day of each and every month of the Initial or any Renewal Term, a sum equal to one-twelfth (1/12th) of Landlord’s estimate of the amount of Taxes payable hereunder based upon the previous calendar year’s actual Taxes, which monthly deposit shall be held as a fund, without interest to Tenant, to be applied to the payment of Taxes as they become due and payable. Tenant shall pay to Landlord within five days of demand by Landlord any amounts necessary to increase said fund to assure that the balance is sufficient to fully pay the Taxes when due.

6.3 Personal Property Taxes. If any of Tenant’s personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant’s property within ten (10) business days after receipt of a written statement setting forth the Taxes applicable thereto. Landlord will furnish Tenant upon request a copy of a receipted tax bill for any such taxes paid by Tenant.

6.4 Tax Proration. Upon the expiration or earlier termination of this Lease (except for the termination hereof pursuant to the provisions of Section 24.1), any Taxes levied, assessed or becoming due upon the Premises shall be prorated to the Termination Date.

6.5 Tax Appeal. If the Tenant shall desire to contest, in good faith, by legal proceedings formally conducted at its own expense, any such Taxes, assessments, or other charges, it may do so, either in its own name or in the name of the Landlord, upon notice to the Landlord, in writing, before the due date thereof, of its intention to do so, provided that such proceeding has the effect of staying any action to impose or foreclose a lien for same. Landlord agrees to give Tenant prompt notice of all such charges, taxes, assessments, or other charges to enable Tenant to take a timely appeal or to contest the same in a timely fashion.

7.	SECURITY DEPOSIT

7.1 Deposit. Tenant agrees to deposit with Landlord the sum of $24,375.00 to be retained as a security deposit (the “Security Deposit”). One-half of the Security Deposit ($12,187.50) shall be paid upon the execution of this Lease, with the remainder to be paid to Landlord on or before July 15, 2002. If Tenant fails to pay Rent or other charges due hereunder within any applicable grace or cure period, or is otherwise in default hereunder, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default or for the payment of any sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage Landlord may suffer thereby. Tenant shall be required to replenish the Security Deposit to its original amount within five (5) business days after any drawdown by Landlord.

7.2 Transfer of Landlord’s Interest. In the event of a sale of the Premises, Landlord shall have the right to transfer the balance of the Security Deposit to the purchaser of the Premises, provided Landlord delivers to Tenant a written acknowledgment of receipt of such funds (or a credit therefor) and an assumption of Landlord’s rights, duties and responsibilities under this Lease from such purchaser, including, but not limited to, the obligation to apply, retain and return the Security Deposit in accordance with the terms of this Section, and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new landlord for the return of said Security Deposit.

7.3 Custody and Return of Deposit. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much as has not been applied by Landlord, will be returned to Tenant within thirty (30) days of the date Tenant vacates the Premises. Landlord will not be required to retain the Security Deposit in a separate escrow account and shall pay Tenant no interest thereon.

8.	ESTOPPEL STATEMENTS

Landlord and Tenant shall, at any time upon not less than ten (10) business days prior written notice from the other, execute, acknowledge and deliver to the requesting party an estoppel statement in form and substance reasonably satisfactory to the requesting party. Any such statement may be conclusively relied upon by any third party purchaser, mortgagee or assignee, or any other party, and their respective successors and assigns.

9.	UTILITIES

Tenant will pay directly all charges incurred for all utility services used and separately metered on or from the Premises and any maintenance charges for said utilities. Landlord will in no event be required to furnish or be liable for any interruption or failure of any utility services on the Premises.

10.	COMMON AREAS

10.1 Definition: The “Common Areas” are defined as all areas and facilities outside the Premises that are provided and designated for the general use and convenience of Tenant and other tenants in the Building. Landlord reserves the right from time to time to make changes in the shape, size, location, number and extent of the land and improvements constituting the Common Areas, provided that Landlord shall not materially impair the ability of Tenant to operate its business.

10.2 Operation and Rules and Regulations: During the term of this Lease, Landlord shall operate, manage, and maintain the Common Areas, subject to the sole discretion of Landlord, and such reasonable regulations and changes therein as Landlord shall make from time to time (“Regulations”). Tenant shall abide by and conform to the Regulations and shall cause the subtenants, agents, employees, customers, invitees, licensees, independent contractors and guests (“Guests”) of Tenant to so abide and conform. Landlord reserves the right from time to time to make all reasonable modifications to the Regulations, which shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord will undertake to enforce the Regulations in a consistent manner with respect to all tenants of the Building, but shall not be responsible to Tenant for the nonperformance of any Regulations by any other tenants of the Building.

10.3 License To Use: Landlord hereby grants to Tenant and its Guests, during the term of this Lease, the license to use, for their benefit, in common with such other parties as are entitled to such use, the Common Areas, subject to the rights, powers and privileges herein reserved to Landlord. Landlord shall have the right to do and perform such other acts in the Common Areas as, in its sole discretion, Landlord shall determine to be advisable for the maintenance, preservation, improvement or convenient use of the Building.

10.4 Parking: Tenant and its Guests are granted during the term of this Lease a license in common with others to park during Tenant’s business hours (on a first come, first served basis) up to 40 motor vehicles within the parking area in the Common Areas, but only in areas designated by Landlord for that purpose. Landlord shall have the right to police the parking facilities and enforce parking restrictions and applicable Regulations by any lawful means.

10.5 Rubbish Removal; Repairs: Tenant shall keep all of its trash, rubbish and garbage in an area and manner as designated by Landlord, subject to applicable Regulations. Tenant shall repair, at its cost, all deterioration or damage to the Common Areas occasioned by its lack of ordinary care. If Tenant does not make such repairs to the Common Areas promptly, Landlord may, but need not, make repairs, and Tenant shall promptly pay the cost thereof as Additional Rent.

11.	MAINTENANCE AND REPAIRS

11.1 Landlord’s Obligations. Landlord shall, at its sole cost and expense, maintain the structural soundness of the roof, foundation, floors and exterior walls, and shall keep the foregoing items and the sprinkler alarm monitoring systems and the heating, air conditioning, ventilation, electrical and plumbing systems and Landlord’s fixtures at the Building (but not the windows) in good repair, reasonable wear and use and maintenance occasioned by Tenant’s misuse or negligence excepted. Landlord shall, at Tenant’s cost and expense as an Operating Expense, keep the driveway, parking area and sidewalks clean and free and clear of ice, snow, debris and other obstructions, maintain all landscaped areas and mow all grass areas on a regular basis during the growing season. In the event of repairs contemplated in Sections 13 and 14, the provisions of those Sections shall control.

11.2 Landlord Inability to Perform. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop, interrupt or delay (a) repairing or replacing any service, equipment or fixtures serving the Premises and (b) the use of any Building facilities, at such times and for as long as may reasonably be required by any cause beyond the reasonable control of Landlord. No such stoppage or interruption shall entitle Tenant to any abatement of rent or other compensation, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage, interruption or delay. Landlord shall use reasonable efforts to reinstate any service or use which may be stopped or interrupted as aforesaid.

11.3 Tenant’s Obligations. Tenant shall at its own cost and expense keep and maintain all other portions of the Premises not included as part of Landlord’s Obligations as set forth in Section 11.1 above, in good, safe and sanitary order, condition and repair, reasonable wear and use excepted, and will suffer no waste. During the Term, Tenant shall, at its sole cost and expense, purchase a service contract for the heating, air conditioning and ventilation systems in the Building, which contract shall be reasonably acceptable to Landlord. Except as otherwise provided in Section 11.1 above or under Sections 13 or 14, Tenant will promptly make all necessary repairs upon or in connection with the Premises and all structural and mechanical repairs necessitated by Tenant’s or Tenant’s Guests’ negligence or misuse of the Premises or its use and occupancy thereof. All repairs made by Tenant shall be at least equal to the original work in class and quality. At the expiration or other termination of this Lease Tenant will deliver the Premises in good repair and condition, reasonable wear and tear only excepted, unless this Lease is terminated under Sections 13 or 14.

12.	INSPECTION

Landlord and Landlord’s agents and representatives will have the right to enter and inspect the Premises at any reasonable time during business hours after reasonable advance oral or written notice to Tenant, or at any time in case of emergency, for the purpose of ascertaining the condition of the Premises, curing any default on the part of Tenant, making repairs to the Premises or showing the Premises to prospective tenants or purchasers.

13.	CASUALTY DAMAGE

13.1 Duty to Repair.

If the Premises, or any part thereof, shall be damaged by any casualty and Tenant shall give prompt written notice thereof to Landlord, Landlord shall, subject to the provisions of Section 13.2 below, proceed with reasonable diligence to repair or cause to be repaired such damage. If the Premises, or any part thereof, shall be rendered untenantable by reason of such damage, Rent hereunder shall be appropriately abated for the period from the date of such damage to the date when the damage shall have been substantially repaired. Provided, if Landlord or any mortgagee of the Premises shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage because of negligence or willful misconduct on the part of Tenant or its Guests, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of Rent. Unless due to the negligence or willful misconduct of Landlord or its agents and contractors, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business, furniture, furnishings or equipment of Tenant resulting in any way from such damage or the repair thereof. If Landlord elects or shall be obligated to repair or restore any damage as aforesaid, the scope of work shall be limited to the original condition of the Premises on the Commencement Date, subject to reasonable wear and tear.

13.2 Damage to Building. Notwithstanding the provisions of Section 13.1 above, if the Building shall be completely destroyed or so damaged by such casualty that substantial alteration or reconstruction (which shall be deemed to mean (1) damage affecting at least 40% of the square footage of the Building, or (2) reconstruction or alterations that would take longer than five (5) months from the date such damage occurs to complete) shall, in Landlord’s reasonable opinion, be required (which opinion will be delivered to Tenant within thirty (30) days of the date of such damage), then Landlord or Tenant may, at its option, terminate this Lease by notifying the other in writing of such termination within sixty (60) days after the date of such damage.

14.	CONDEMNATION

14.1 Complete Taking. If the whole of the Premises shall be taken for any public or quasi-public use, then this Lease shall automatically terminate as of the date that possession has been taken. Landlord shall give Tenant prompt notice of its knowledge of any actual or contemplated condemnation proceedings.

14.2 Substantial Condemnation. If any portion of the Premises shall be taken by condemnation, which taking is sufficient to render the remaining portion thereof unsuitable in the reasonable judgment of Landlord or Tenant for the use described in Section 18, either party may give thirty (30) days written notice to the other of the termination of this Lease.

14.3 Non-Substantial Condemnation. If a lesser portion of the Premises than that specified in Section 14.2 shall be taken by condemnation, this Lease shall continue in full force and effect as to the portion of the Premises remaining, provided that Base Rent shall be reduced, effective upon such taking, in proportion to the gross floor area of the Premises taken. In such event, Landlord agrees, at Landlord’s sole cost, but only to the extent of any award actually available to Landlord (and not paid to Landlord’s mortgagee) attributable to the Premises, to as soon as reasonably possible restore the Premises to a complete unit of like quality and character as Landlord is required to deliver to Tenant at the Commencement Date, subject to reasonable wear and tear suffered to the date of such taking and the practical limitations of such restoration caused by the condemnation. If Landlord does not complete such restoration to a complete unit within ninety (90) days of the date title is transferred to the condemning authority, Tenant may terminate this Lease by giving Landlord thirty (30) days written notice thereof.

14.4 Landlord’s Ownership of Condemnation Award. All awards of any kind for the taking of the Premises or any part thereof shall be the sole and exclusive property of Landlord. Tenant hereby assigns and specifically waives in favor of Landlord all rights it has to said award or judgment. Notwithstanding the foregoing, Tenant may pursue a separate award for moving expenses, its leasehold interest or as otherwise allowed by applicable law, so long as such award does not reduce the award made to Landlord.

15.	EXEMPTION OF LANDLORD FROM LIABILITY, LANDLORD’S DEFAULT AND TENANT’S LIMITATION OF REMEDIES

15.1 Exemption. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the property of Tenant or Tenant’s Guests or for injury to the person of Tenant or Tenant’s Guests, unless such damage or injury is caused by or results from the negligence or willful misconduct of Landlord, its agents, contractors or employees.

15.2 Default by Landlord. Landlord shall not be in default hereunder unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event until thirty (30) days after written notice by Tenant to Landlord specifying therein the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

16.	INSURANCE

16.1 Tenant Liability and Hazard Insurance. Tenant, at its own expense, shall provide and keep in force with companies acceptable to Landlord (i) broad form comprehensive general liability insurance in the amount of not less than One Million Dollars ($1,000,000) per occurrence, such limits to be for any greater amounts as may be reasonably required by Landlord, and (ii) policies of fire and extended coverage insurance on Tenant’s personal property in the Premises with standard coverage vandalism, malicious mischief, special extended perils (all risk) and difference in conditions coverages and coverage against such other risks or hazards and in an amount of not less than One Million Dollars ($1,000,000.00). Tenant shall furnish Landlord with certificates of such policies whenever required by Landlord.

16.2 Landlord Liability and Hazard Insurance. Landlord shall maintain in full force and effect on the Building and Common Areas (i) a policy or policies of fire and extended coverage insurance with standard coverage vandalism, malicious mischief, special extended perils (all risk) endorsements to the extent of the replacement value thereof, and (ii) broad form comprehensive general liability insurance in the amount of not less than Three Million Dollars ($3,000,000.00) per occurrence. Tenant shall have no interest in such insurance and will sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss by Landlord. Landlord represents that such insurance names Landlord’s mortgagee as an additional insured with a right to notice of cancellation, and Landlord agrees to provide Tenant with notice of the cancellation of any such insurance (other than in connection with the rollover of the policy into, or the replacement of the policy with, a new policy where there is no gap in coverage).

17.	WAIVER OF SUBROGATION

Landlord and Tenant hereby mutually waive any and all rights of recovery against one another for real or personal property loss or damage occurring to the Premises or any personal property therein from perils insured against under the insurance policies existing for the benefit of the respective parties and will assure that such insurance permits waiver of liability and contains a waiver of subrogation. Nothing herein contained shall relieve Landlord or Tenant from any liability to the other in connection with any uninsured damage to the Premises by fire or other casualty if such party shall be legally liable in such respect.

18.	USE; COMPLIANCE WITH LAW

18.1 Use. The Premises shall be used and occupied only for such commercial office, warehousing, manufacturing and related uses as are permitted under existing zoning regulations and for no other purposes.

18.2 Compliance with Law and Restrictive Covenants. Tenant shall, at Tenant’s expense, comply promptly with, and shall not use the Premises in violation of, all applicable laws, statutes, ordinances, rules, regulations and orders, including, but not limited to, those relating to environmental, health and safety matters (“Laws”), insurance company requirements and restrictive covenants (of which Tenant has been given written notice) regulating the use by Tenant of the Premises and shall, at Tenant’s expense, obtain and comply with the terms of any and all licenses and permits necessary for any such use. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a public or private nuisance. Tenant shall not use or permit the Premises to be used for any purpose which would render the insurance thereon void or cause an increase in the premiums for such insurance. To the best of Landlord’s knowledge, Tenant’s proposed use of the Premises will not void or cause an increase in insurance premiums.

19.	ALTERATIONS, IMPROVEMENTS AND SIGNS

19.1 Alterations. Tenant shall not make any alterations of, substitution and replacement for, additions to or removals from (“alterations”) the Premises, the cost of which exceeds $2,500.00, without Landlord’s advance written consent in each and every instance, which consent shall not be unreasonably withheld or delayed.

19.2 Required Work. If any alterations are made by Tenant, all work required in connection therewith shall be promptly paid for by Tenant and performed in compliance with all Laws in a first class and workmanlike manner and shall conform to the orders, rules and regulations of private insurance rating bureaus. Tenant shall procure and pay for all required permits, certificates and licenses in connection with such alterations and shall obtain such public liability, builder’s risk and worker’s compensation insurance as Landlord may reasonably require.

19.3 Ownership and Removal. All permanently attached additions, non-trade fixtures and improvements, in or upon the Premises, whether placed thereon by Tenant or by Landlord, shall become Landlord’s property and shall remain upon the Premises at the termination of this Lease without compensation, allowance or credit to Tenant, unless Landlord has requested Tenant to remove such items at the time they were constructed or installed, in which event, Tenant shall cause such removal at Tenant’s expense. All other improvements and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects and such property or any portion thereof will be removed if required by Landlord; upon any such removal Tenant will restore the Premises to their original condition. Any such property remaining on the Premises after termination shall become the property of Landlord.

19.4 Signs. Tenant shall not install or maintain any sign or graphics on the exterior or interior of the Premises without first obtaining Landlord’s written approval and consent, which consent shall not be unreasonably withheld or delayed.

20.	LIENS AND ENCUMBRANCES

Tenant will not cause, suffer or permit any liens or encumbrances on, nor do any act which will in any way encumber or impair, the title of Landlord in and to the Premises. Any claim to, or lien upon the Premises arising from any act or omission of Tenant, including, but not limited to, any mechanics or materialmen’s liens, will accrue only against the leasehold estate of Tenant and will be subject and subordinate to the paramount title and rights of Landlord in and to the Premises. Landlord may, but will not be obligated to, procure the discharge of any such lien upon thirty (30) days prior written notice to Tenant. Any amount so paid by Landlord, and all reasonable legal and other expenses of Landlord in defending any such action or procuring the discharge of such lien, shall become due and payable as Additional Rent on the date of Landlord’s notice to Tenant of such payment or deposit.

21.	SUBORDINATION; ATTORNMENT

21.1 Subordination. Tenant accepts this Lease subject and subordinate in all respects to any mortgage which may now or hereafter be placed on or affect the fee interest in the Project (the “mortgage”), and to each advance made, or hereafter to be made, under any such mortgage, and to all renewals, modifications, consolidations, replacements, extensions and substitutions of and for such mortgage. This Section 21.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord, and any mortgagee or their respective successors in interest may reasonably request. Landlord shall use its best efforts to obtain a non-disturbance agreement from the holder of any such mortgage, in a form reasonably acceptable to Tenant and such holder.

21.2 Attornment. If any foreclosure proceedings are brought under any mortgage or any mortgagee obtains possession of the Premises by deed or lease in lieu of foreclosure, or in any other such similar matter, Tenant, at the request of any such party obtaining possession will attorn to and recognize them as Landlord under this Lease, provided such party agrees not to disturb Tenant’s rights under this Lease. Tenant shall, at the request of Landlord, execute a document in form proper for recording confirming such agreement to attorn.

22.	ASSIGNMENT AND SUBLETTING

22.1 No Assignment or Sublease. Except as specifically provided herein, Tenant shall not assign, sublet, mortgage or otherwise transfer this Lease, the Premises, or any part hereof or thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. A transfer of fifty percent (50%) in the aggregate or more of an interest in Tenant (whether by stock, partnership interest or otherwise) by any party or parties in interest will be deemed an assignment of this Lease. Consent by Landlord to any assignment, subletting, mortgage or transfer shall not operate to relieve, release or discharge Tenant from any covenant or obligation hereunder, except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent assignment, transfer, subletting or mortgage. Landlord shall not be deemed to have unreasonably withheld its consent hereunder if its consent is withheld because: (a) Tenant is in default under this Lease and such default has not been timely cured; (b) any notice of termination of this Lease or termination of Tenant’s possession shall have been given under Section 24 hereof; (c) the portion of the Premises which Tenant proposes to sublease, including the means of ingress to and egress from and the proposed use thereof, and the remaining portion of the Premises, will violate any applicable laws; (d) the proposed use of the Premises by the subtenant or assignee does not conform with the use permitted by Section 18 hereof; or (e) in the reasonable judgment of Landlord, the proposed subtenant or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Premises, or the subtenant or assignee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples.

22.2 Subtenant Rentals. In the event of a default by Tenant hereunder, if the Premises or any part thereof are then sublet, Landlord may at its option collect directly from such subtenant all rents becoming due to Tenant under such sublease and apply such rent against any sums due to it by Tenant hereunder, without thereby waiving or releasing Tenant from the further performance of its obligations hereunder.

23.	DEFAULT

23.1 Event of Default. The occurrence of any one or more of the following events will constitute a default hereunder:

A. Tenant fails to make any payment within three (3) business days after the same is due hereunder. Landlord agrees that it will apply the Security Deposit to cure such failure in full, and Tenant shall not be in default hereunder unless it fails to replenish the Security Deposit as required under Section 7.1 above. If the Security Deposit is not sufficient to cure such failure in full, Tenant shall be in default hereunder if its fails to pay such shortfall to Landlord within three (3) business days after notice thereof from Landlord.

B. Tenant voluntarily assigns this Lease or subleases the Premises, or any part thereof, without the prior written approval of Landlord, except as expressly provided in Section 22 hereof.

C. Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease and Tenant fails to cure such default within thirty (30) days after notice thereof in writing to Tenant.

D. Tenant files a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Bankruptcy Act of the United States or shall be adjudicated a bankrupt or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant as a bankrupt pursuant to the Bankruptcy Act of the United States or any similar federal or state law is filed and such petition or answer shall not be discharged or denied within sixty (60) calendar days after the date of filing thereof.

E. A receiver, trustee or liquidator of Tenant or of all or substantially all the property of Tenant or of its interest in the Premises shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and if such receiver, trustee or liquidator shall not be discharged within sixty (60) calendar days after such appointment.

F. The Premises shall have been abandoned or left unoccupied for twenty-five (25) consecutive calendar days.

G. The occurrence of any other event which is defined as a default elsewhere in this Lease, together with the passage of the applicable grace period, if any, without cure.

24.	REMEDIES

Upon the occurrence of any one or more such events of default, Landlord may at its election, either terminate this Lease or terminate Tenant’s right to possession only, without terminating this Lease, pursuant to the following provisions:

24.1 Termination of Lease.

A. Landlord shall have the right, at its election, to terminate this Lease on a date specified in a notice from Landlord to Tenant. On such Termination Date, all right, title and interest of Tenant hereunder shall expire, and Tenant shall then peaceably and quietly quit the Premises and surrender the same to Landlord, but Tenant shall remain liable as hereafter provided. If any such notice is given, Landlord shall have the immediate right of re-entry and possession of the Premises and the right, pursuant to the provisions of Section 24.3, to remove all persons and other property therefrom.

B. Upon termination of this Lease, Landlord at its option shall be entitled to recover as liquidated damages, in lieu of all other claims for damages on account of the termination of this Lease, an amount equal to the total of:

(i) all Rent and Additional Rent due and payable by Tenant through the Termination Date; plus

(ii) an amount equal to the value of Rent and Additional Rent to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Premises for the remainder of the stated term (taking into account all time and expenses necessary to obtain the replacement tenant or tenants).

Tenant’s economic obligations under this Section 24.1.B. shall survive the termination of this Lease. Said amount shall be due and payable by Tenant immediately upon demand by Landlord.

24.2 Termination of Possession.

A. Landlord shall have the right, at its election, to terminate Tenant’s right of possession only, without terminating this Lease, on a date specified in a notice from Landlord to Tenant, and on such date, all rights of Tenant with respect to possession of the Premises shall expire. Upon such date, Landlord may, at its option, repossess the Premises pursuant to the provisions of Section 24.3, without terminating this Lease or releasing Tenant, in whole or in part, from any of Tenant’s obligations hereunder, including the payment of Rent hereunder for the full Term.

B. Landlord will make a reasonable attempt to relet all or any part of the Premises for such rent and upon terms satisfactory to Landlord. If Landlord does not relet the Premises, Tenant will periodically pay Landlord when due all Rent and other amounts due from Tenant to Landlord under this Lease for the remainder of the Lease Term. If the Premises are relet and a sufficient sum is not realized from such reletting (after paying all of the reletting costs and the collection of the rental accruing therefrom) to satisfy the Rent for the remainder of the Lease Term, Tenant will be liable for the difference in Rent and shall pay same upon demand to Landlord. Tenant agrees that Landlord may commence successive actions to recover any sums falling due under the terms of this Section 24.2.B., or may, upon such reletting, terminate this Lease pursuant to Section 24.1 and proceed against Tenant in one action for liquidated damages thereunder. Landlord shall not be liable or responsible for failure to relet the Premises, or if the Premises are relet, for failure to collect the rent thereof under such reletting.

24.3 Repossession of Premises. Upon termination of this Lease or upon termination of Tenant’s possession, Landlord may peacefully reenter the Premises in accordance with applicable Laws and remove all persons, fixtures, chattels, signs, and other evidence of tenancy therefrom and Landlord will not be liable for any damages resulting therefrom unless caused by Landlord’s negligence or willful misconduct. Upon such repossession, Landlord may again have and enjoy the same as if this Lease had not been made, and in any such event, neither Tenant nor any person claiming through or under Tenant shall be entitled to possession of the Premises, but shall immediately quit and surrender the Premises. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Landlord may thereafter, for the purpose of reletting the Premises at its option under Section 24.1, or as such attempt is required under Section 24.2, make any repairs, changes, alterations or additions in or to the Premises and incur reasonable reletting costs as may be necessary, in Landlord’s sole reasonable discretion.

24.4 Miscellaneous Remedy Provisions:

A. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain the maximum damages allowed by any statute or rule of law in any proceedings for bankruptcy or insolvency, whether or not the amount be greater than the amount of damages otherwise allowed under this Paragraph 24.

B. Landlord may collect and receive any Rent due from Tenant, and the payment thereof shall not: (1) constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord; (2) serve to reinstate, continue or extend the Lease Term; or (3) be held to waive, affect, change, modify or alter the rights or remedies which Landlord has against Tenant in equity or at law or by virtue of this Lease, unless any such rights are specifically waived by Landlord in writing.

C. If Tenant at any time fails to make any payment or perform any of its obligations hereunder, Landlord may, but shall not be obligated to make such payment or performance and in connection therewith to pay reasonable expenses and employ counsel. All sums so paid by Landlord shall be deemed Additional Rent and shall be payable upon demand, and Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent. Unless caused by Landlord’s negligence or willful misconduct, Landlord shall not in any event be liable for any damages caused by reason of Landlord’s performance hereunder.

25.	LANDLORD’S LIEN

In addition to any statutory lien Landlord has, Tenant hereby grants to Landlord a continuing security interest in all personal property of Tenant situated on or about the Premises which is underground or cannot be removed without material damage to the Premises. Such property will not be removed from the Premises without Landlord’s consent until all sums of money and other obligations then due Landlord hereunder are first paid and discharged. Upon a default under this Lease, Landlord shall have, in addition to all other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code.

26.	SURRENDER

Upon the Termination Date, Tenant shall at once peaceably surrender the Premises to Landlord in the same condition in which the same were received from Landlord at the Commencement Date and as altered with the written consent of Landlord, ordinary wear and tear excepted. All property situated on the Premises which is not owned by Landlord shall be disposed of and be deemed owned by the applicable parties in accordance with the provisions of Section 19.3.

27.	HOLDING OVER

Any holding over by Tenant of the Premises after the Termination Date will operate and be construed to be a tenancy from month to month only at a monthly rental of one hundred twenty-five percent (125%) of the last monthly Base Rent plus all other Additional Rent payable hereunder, and upon the terms hereof applicable to month-to-month tenancy. Nothing contained herein is to be construed to give Tenant the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises and damages resulting from any such holding over.

28.	QUIET ENJOYMENT

Tenant, provided it is not in default hereunder, shall peaceably and quietly hold, occupy, and enjoy the Premises for the Lease Term without hindrance, ejection, or interruption by Landlord, or persons lawfully or equitably claiming under Landlord (except as provided under Section 12.

29.	NOTICES

All notices required or permitted hereunder or required by law shall be in writing and either served personally upon the party or an officer of the party to whom the notice is addressed or sent via United States Mail, postage prepaid, certified mail, return receipt requested, national overnight delivery service or hand delivered, addressed to the parties hereto at their respective addresses set forth below or as they have heretofore specified by written notice delivered in accordance herewith and shall be deemed given when received or upon refusal to accept, or upon return because of impossibility to deliver.

The mailing address of Landlord and Tenant are:

Landlord	Tenant

Commerce Park Realty, LLC 7 Finance Drive Danbury, CT 06810	Power Designs, Inc. 14 Commerce Drive Danbury, CT 06810

With a copy to:	With a copy to:

Pepe & Hazard LLP Goodwin Square Hartford, CT 06103 Attn: Thomas B. Mitchell, Esq.	Glenn T. Terk, Esq. 81 Wolcott Hill Road Wethersfield, CT 06109

Any notice by either party hereto to the other which relates to a default which, if not cured within the applicable grace period, would give rise to termination rights by either party shall be simultaneously given to any mortgagee of the Project.

30.	RECORDING

Tenant shall not record this Lease and any such recordation shall be a default hereunder. Concurrently with the execution of this Lease, Landlord and Tenant shall, at the request of either party, execute a short form “memorandum” of this Lease prepared by Landlord in form suitable for recording which Tenant may, at its cost, record; provided that Tenant shall, if it records such memorandum, furnish a copy bearing the recorder’s stamp to Landlord. Upon the termination of this Lease, Tenant shall, at the request of Landlord, execute and deliver to Landlord a lease cancellation instrument in form suitable for recording.

31.	MISCELLANEOUS

31.1 Definitions. Words of any gender used in this Lease will be construed to include any other gender and words in the singular number shall include the plural unless the context requires otherwise. The term “person” when used in this Lease shall mean any individual, corporation, partnership, limited partnership, firm, trust, joint venture, business association, syndicate, combination, organization or any other person or entity. The term “business day” when used in this Lease shall mean any day other than Saturday, Sunday or any legal holiday under the laws of the United States or the State of Connecticut.

31.2 Binding Effect. The terms, provisions, covenants and conditions contained in this Lease will apply and, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided.

31.3 Interest Rate. Except as expressly herein provided, any amount due to Landlord or Tenant not paid when due shall bear interest from the date due at the rate of twelve percent (12%) or the highest rate permitted by law, whichever is less.

31.4 Captions. The headings to the Sections of this Lease are for convenience only and do not define, limit or otherwise describe the scope or intent of this Lease or any provision hereof nor affect the interpretation of this Lease.

31.5 Entire Agreement. This Lease and the Exhibits hereto contain all agreements of the parties with respect to any matter mentioned herein or therein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

31.6 Time of the Essence. Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.

31.7 Separability. If any term or provision of this Lease is to any extent held invalid or unenforceable, the remaining terms and provisions of this Lease will not be affected thereby, but each term and provision of this Lease will be valid and be enforceable to the fullest extent permitted by law.

31.8 Non-Exclusive Remedies. No remedy or election hereunder shall be deemed exclusive, but shall wherever possible, be cumulative with all other remedies at law or in equity.

31.9 No Waiver. No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. Landlord’s or Tenant’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act.

31.10 No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part hereof by reason of the fact that the same person may acquire or hold all or part of both such estates.

31.11 Governing Law. This Lease shall be construed and enforceable in accordance with the laws of the State of Connecticut.

31.12 Assignment by Landlord. Nothing in this Lease is to be deemed to limit or affect the right of Landlord to sell, assign, encumber, transfer, lease or otherwise dispose of any or all of Landlord’s interest in any portion or all of the Premises. From and after the date of any such transfer, Landlord shall be relieved of all liability for Landlord’s obligations thereafter to be performed hereunder.

31.13 Exhibits. All Exhibits referred to in and attached to this Lease are hereby made a part of this Lease.

31.14 Partial Payment. No receipt or acceptance by Landlord from Tenant of less than the monthly Rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid Rent; no endorsement or statement on any check or any letter or other writing accompanying any check or payment of Rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to recover the remaining balance of such unpaid Rent or pursue any other remedy provided in this Lease.

31.15 Requested Amendments. Tenant agrees to execute any amendments to this Lease required by a lender to enable Landlord to obtain financing for the Premises or to enable Landlord to effectuate a sale of the Premises or any portion thereof so long as Tenant’s rights hereunder are not materially adversely affected thereby.

31.16 Injunctive Relief. In addition to the other remedies provided in this Lease, Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease.

31.17 Waiver of Rights. TO THE EXTENT PERMITTED BY LAW, TENANT HEREBY WAIVES FOR ITSELF AND ALL THOSE CLAIMING UNDER IT, ANY RIGHTS WHICH IT MAY HAVE UNDER ANY PRESENT OR FUTURE CONSTITUTION, STATUTE OR RULE OF LAW: (I) TO REDEEM THE PREMISES AFTER TERMINATION OF TENANT’S RIGHT OF OCCUPANCY BY ORDER OR JUDGMENT OF ANY COURT OR BY ANY LEGAL PROCESS OR WRIT; (II) WHICH ENTITLES TENANT TO NOTICE OR HEARING PRIOR TO LANDLORD OBTAINING ANY PREJUDGMENT REMEDY; IN CONNECTION HEREWITH, TENANT WAIVES AND RELINQUISHES ALL RIGHTS TO NOTICE AND HEARING UNDER CONNECTICUT GENERAL STATUTES SECTION 52-278A ET SEQ.; AND (III) TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ANY MATTERS BETWEEN THE PARTIES WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

31.18 Expenses and Attorneys Fees.

A. If Landlord or Tenant shall be in default in the performance of any of its obligations hereunder, the non-performing party shall pay to the other party all the reasonable costs and expenses incurred in connection therewith, including without limitation, reasonable attorney’s fees, whether or not resort is had to judicial proceedings.

B. If Landlord or Tenant shall, without fault on its part, be made a party to any litigation commenced against the other and if the party against whom the litigation has been commenced shall fail to provide the other party with counsel approved by such other party (such approval not to be unreasonably withheld), the party against whom the litigation has been commenced shall pay all reasonable costs and reasonable attorney’s fees incurred or paid by the other in connection with such litigation.

31.19 Effective Date of Lease. Submission of this instrument for examination does not constitute a reservation of or option for the Premises. This Lease becomes effective only upon execution and delivery by both Landlord and Tenant.

32.	INDEMNIFICATION

32.1 Subject to the waiver of subrogation provisions of Section 17, Tenant agrees to indemnify and save harmless Landlord from and against any and all liabilities, damages, costs, expenses (including any and all reasonable attorney’s fees and expenses of Landlord), causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (i) any work or thing done in, on or about the Premises or any part thereof by or at the request or direction of Tenant, any subtenant or their respective Guests, (ii) injury to, or the death of, persons or damage to property at the Premises or upon adjoining sidewalks, streets, alleys, curbs, vaults, spaces or ways, or in any manner growing out of or connected with the use, nonuse, condition, possession, operation, maintenance, management or occupation of the Premises or resulting from the condition thereof or of adjoining sidewalks, streets, alleys, curbs, vaults, spaces or ways, which is not caused by the negligence or willful misconduct of Landlord, (iii) any negligence on the part of Tenant, any subtenant or their respective Guests and (iv) violation by Tenant, any subtenant or their respective Guests of any agreement or condition of this Lease and of conditions, agreements, restrictions, or Laws affecting the Premises or the ownership, occupancy or use thereof.

32.2 Subject to the waiver of subrogation provisions of Section 17, Landlord agrees to indemnify and save harmless Tenant from and against any and all liabilities, damages, costs, expenses (including any and all reasonable attorney’s fees and expenses of Tenant), causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (i) any work or thing done by Landlord, its agents, contractors and other Guests as part of Landlord’s Obligations pursuant to the terms of this Lease; (ii) injury to, or the death of, persons or damage to property at the Premises or upon adjoining sidewalks, streets, alleys, curbs, vaults, spaces or ways, caused by the negligence or willful misconduct of Landlord, its agents, contractors and other Guests, and (iii) any negligence on the part of Landlord or its agents, contractors or other Guests.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: COMMERCE PARK REALTY, LLC By: Commerce Park Management Company Its Manager By: ______________________ Melvyn J. Powers Its President

TENANT: POWER DESIGNS, INC. By ______________________ Name: Its:

EXHIBIT A

PREMISES

EXHIBIT B

WORK LETTER

The following build out will be in accordance with the attached drawing referenced as Exhibit B1:

•	Construct fire rated demising wall

•	Subdivision and separate metering of electrical and HVAC service

•	Repair or replace all rooftop HVAC units

•	Install new roof and repair all rooftop leaks

•	Construction of five (5) new offices similar in nature to the existing offices, inclusive of framing, drywall, painting, ceiling tiles and electrical wiring

•	Repaint walls and re-carpet one of the existing offices per Exhibit B1 attached

•	Create egress from production area to the rear of engineering lab and install double door

•	Install door from existing engineering lab to rear portion of engineering lab

•	Install interior loading dock door and repair exterior loading dock door

•
Existing air compressor to remain in place in the generator room as shown on Exhibit B1, but Landlord will provide Tenant access to such compressor on a daily basis for purposes of turning the unit on and off and servicing same as needed

•	Installation of utility sinks in existing men’s lavatory

•	Secure and encapsulate existing phone system utility room

•	Vacated space to be left in as is condition, subject to ordinary wear and tear, but Tenant shall be responsible for damage not constituting ordinary wear and tear